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                                                             EXHIBIT 99(a)(5)(J)

                                                                  EXECUTION COPY


         Offer Agreement (this "AGREEMENT"), dated as of January 15, 2003, between Westfield America, Inc., a Missouri corporation ("W"), Simon Property Group, Inc., a Delaware corporation ("S") and Simon Property Acquisitions, Inc., a Delaware corporation (the "PURCHASER").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, S has formed the Purchaser for the purpose of making a cash tender offer to acquire all of the shares of the issued and outstanding common stock, $0.01 par value (the "TARGET SHARES"), of T, a corporation organized under the laws of Michigan (the "TARGET") for $20.00 per share, net to the seller in cash (the "OFFER");

         WHEREAS, W has agreed to participate in the Amended Offer (as defined below);

         WHEREAS, it is proposed that upon Successful Completion of the Amended Offer, W (or its designated assignee) will subscribe for shares of the Purchaser (or its designated assignee);

         WHEREAS, following the consummation of the Amended Offer, S and W (i) will jointly control the Purchaser and the Target Shares purchased in the Amended Offer and (ii) currently intend to cause Purchaser (or its designated assignee) to consummate a merger or similar business combination with Target;

         WHEREAS, W and S desire to set forth certain agreements relating to the Amended Offer, their joint acquisition of the Target Shares and their joint control over the Purchaser, the Target and the underlying Target business;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, W and S hereby agree as follows:

                                   ARTICLE I
                                 DEFINED TERMS

         1.01 DEFINED TERMS. Capitalized terms used herein without definition shall have the meanings ascribed to them in S's Offer to Purchase, dated December 5, 2002, as amended from time to time. In addition, the following terms shall have the meanings ascribed thereto in this Section 1.01:

              (a) "AMENDED OFFER" shall have the meaning ascribed to it in
Section 2.01(a).

              (b) "AMENDED OFFER PRICE" shall be $20.00 per Target Share.


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              (c) "EXPIRATION DATE" shall mean the date that the Offer expires.

              (d) "OFFER DOCUMENTS" shall mean all of the documentation distributed to Target's shareholders or otherwise publicly filed in connection with the Offer.

              (e) "OPERATING PARTNERSHIP" shall mean The Target Realty Group Limited Partnership.

              (f) "PURCHASER" shall have the meaning ascribed to it in the first recital hereto or any designated assignee or successor of such entity.

              (g) "S LITIGATION" shall have the meaning ascribed to it in
Section 2.02(a).

              (h) "SUCCESSFUL COMPLETION" means the satisfaction or waiver of all of the conditions to the Amended Offer.

              (i) "OFFER" shall have the meaning ascribed to it in the first recital hereto.

                                   ARTICLE II
                                THE AMENDED OFFER

         2.01 AMENDED OFFER TO PURCHASE.

              (a) As promptly as practicable following the execution hereof, the Offer will be amended to, among other things, add relevant information with respect to W, increase the purchase price per Target Share to the Amended Offer Price and extend the expiration date thereof to midnight (New York City time) on February 14, 2003 (as further amended from time to time in accordance with this Agreement, the "AMENDED OFFER"). S and W will agree to the form and content of information to be provided to Target shareholders in connection with the Amended Offer.

              (b) Each of S and W agrees that the information provided by it for use in the Offer Documents will be true and correct in all material respects and will comply in all material respects with the provisions of applicable federal securities laws. Each of S and W agrees to indemnify one another for any damage resulting from such information which is inaccurate, incomplete or misleading.

              (c) Each of S and W agrees promptly (i) to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and
(ii) to supplement the information provided by it specifically for use in the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


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              (d) S (with W's cooperation) shall take all steps necessary to file with the Commission all documents with respect to the Amended Offer and to disseminate the Offer Documents to the holders of Target Shares, in each case as and to the extent required by applicable federal securities laws.

              (e) S agrees to provide W and its counsel with any comments, whether written or oral, that the Purchaser or its counsel may receive from time to time from the Commission or its staff with respect to the Offer Documents.

            2.02 DECISION-MAKING IN RELATION TO THE AMENDED OFFER. All decisions with respect to the Amended Offer including any amendment thereto shall be made jointly by S and W. Such decisions shall include but not be limited to: (i) extending the Expiration Date, (ii) satisfaction or waiver of the conditions to the Amended Offer and accepting the tendered shares or
(iii) amending or modifying any other term of the Amended Offer. All decisions relating to the current pending litigation between S and Target (the "S LITIGATION") shall be made by S following consultation and/or notice (as appropriate) to W.

                                  ARTICLE III
                                 THE PURCHASER

            3.01 FORMATION.

              (a) S hereby represents and warrants to W that the Purchaser is a recently formed corporation with no liabilities (other than its obligations under the Offer) and S is the registered and beneficial owner of all of the issued and outstanding shares of the Purchaser. S has good title to the issued and outstanding shares of the Purchaser free and clear of all encumbrances. Except for activities associated with the Offer (including the S Litigation), Purchaser has not engaged in any business or activities of any kind whatsoever.

              (b) Promptly following Successful Completion, W (or a designated assignee which is a subsidiary of W) will subscribe for equity interests in the Purchaser at a purchase price equal to 50% of the aggregate price paid by Purchaser in the Amended Offer to acquire Target Shares, which purchase price shall be paid in cash at the time of such subscription and shall be immediately distributed by Purchaser to S or S's designee. W hereby represents and warrants to S that it will have funds sufficient to pay for such equity interests. The authorized capital stock or similar equity interests or units of the Purchaser will consist solely of two classes with identical economic and other rights. Following Successful Completion of the Amended Offer and the subscription by W, the Purchaser will be owned 50% by S and 50% by W. Neither W nor S will be permitted to sell their shares in Purchaser to any third party, other than transfers following or concurrent with Successful Completion to a majority owned subsidiary of such entity.

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              (c) If and to the extent that additional equity or partnership interests in the Target (other than the Target Shares) or its subsidiaries are acquired, W and S shall each contribute 50% (or such other percentage as may be agreed upon by W and S) of such purchase price, in a form and on terms and conditions to be agreed upon by W and S at such time.

         3.02 GOVERNANCE

              (a) Subject to subsection (c) below, each of S and W will have joint decision-making authority with respect to matters relating to the Purchaser and its subsidiaries, including matters concerning the structure, governance and activities thereof. In furtherance of the foregoing, S will not take any action prior to the subscription by W of shares of the Purchaser concerning the structure, governance or activities of the Purchaser, without the prior agreement of W.

              (b) Following the subscription by W of shares of the Purchaser described in Section 3.01 above, each of the parties will have and may exercise a 50% voting interest in the Purchaser (which may also be held in one or more designated assignees each of which is a subsidiary of such party) and will have the right to appoint 50% of the Purchaser's directors or similar governing representatives. All Purchaser executive appointments will be subject to approval by the board of directors or similar governing body of the Purchaser. In addition, the parties will establish a protocol for the management of the Purchaser as well as a list of those items that will require board approval. The provisions of this paragraph will apply equally to the governance of the Target following the consummation of the Amended Offer in order to effectuate the transactions contemplated hereby (including on-going operation of Target's assets).

              (c) S and W intend, following Successful Completion, to allocate economic interests in, responsibility for, and management of, the Target properties (subject to existing contractual rights and limitations) and the Target's interest therein on a basis to be agreed, and will negotiate mutually agreeable arrangements implementing any such allocation.

                                   ARTICLE IV
                                    EXPENSES

            4.01 Except as set forth in Section 4.02, all fees, costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby (including all such fees, costs and expenses incurred by W and S through the date hereof), shall be paid by the party incurring such fees, costs and expenses; provided, however, that W shall reimburse S for $500,000 of S's out of pocket expenses incurred to date.

            4.02 All fees, costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby by W and S after the date hereof, and all fees, costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby by the parties in the event of Successful

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Completion regardless of when incurred, shall be shared by W and S on a 50/50 basis, subject to adjustment based on the ultimate allocation as per Section 3.02(c).

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

            5.01 BEST EFFORTS; COOPERATION. Upon the terms and subject to the conditions hereof, each of S and W agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, but not limited to, coordinating their actions in all respects concerning the acquisition of the Target Shares) and shall use their respective reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary filings and enter into all appropriate documentation required to consummate the transactions contemplated hereby. The parties hereto shall cooperate on a joint basis in responding to inquiries from, and making presentations to, the Target, Target shareholders and regulatory authorities and any and all communications from the Target, Target shareholders and regulatory authorities received by the Purchaser, W and/or S shall be made available immediately to the parties hereto.

            5.02 DISCLOSURE. Any written news releases and any other disclosure required to be filed with, or provided to, any governmental authority or stock exchange (other than routine information) pertaining to this Agreement or the transactions contemplated hereby will be reviewed by and agreed upon by both S and W prior to release, subject to requirements of law.

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.01 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent by facsimile, in each case to the parties at their respective executive offices.

            6.02 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.03 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties


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hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

            6.04 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

            6.05 ASSIGNMENT. No party may assign this Agreement without the consent of the other party; provided that a party may assign its rights hereunder to an affiliate, but no such assignment shall relieve the assignor of any of its obligations hereunder.

            6.06 NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon W and S and shall inure to the sole benefit of W and S, and their respective successors, heirs, legal representatives and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            6.07 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by each of W and S.

            6.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

            6.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            6.10 TERMINATION. This Agreement shall terminate upon expiration of the Amended Offer or upon the agreement of the parties hereto. In the event of termination of this Agreement as provided in this Section 6.10, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of S and W, except that Article IV shall continue in effect and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.


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            IN WITNESS WHEREOF, W, S and the Purchaser have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     WESTFIELD AMERICA, INC.



                                     By:   /s/  Peter S. Lowy
                                        -------------------------------------
                                          Name:  Peter S. Lowy
                                          Title: President and Chief Executive
                                                 Officer


                                     SIMON PROPERTY GROUP, INC.



                                     By:   /s/  David Simon
                                        -------------------------------------
                                          Name:  David Simon
                                          Title: Chief Executive Officer



                                     SIMON PROPERTY ACQUISITIONS, INC.



                                     By:   /s/  James M. Barkley
                                        -------------------------------------
                                          Name:  James M. Barkley
                                          Title: Secretary and Treasurer





                       [Signature Page to Offer Agreement]